Exhibit 23.2
CONSENT OF PRX GEOGRAPHIC, INC.
PRX Geographic, Inc. prepared a feasibility study for MinnErgy, LLC in August 2006. We hereby consent to the inclusion of information from the feasibility study in the Form SB-2 Registration Statement of MinnErgy, LLC and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.

/s/ Marty Ruikka, President
PRX Geographic, Inc.

Chelsea, Michigan
May 7, 2007